UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results	of Operations and Financial Condition.

The following information is being provided as supplemental information to other information provided in Chaparral Energy, Inc.’s Form 10-Q for the three months ended March 31, 2008 in connection with the earnings call by Chaparral Energy, Inc. being held on May 15, 2008. Unless the context requires otherwise, references to “we,” or “our,” within the context of this Current Report on Form 8-K refer to the consolidated business and operations of Chaparral Energy, Inc. and its subsidiaries.

Use of Non-GAAP Financial Measure (Adjusted EBITDA)

We define Adjusted EBITDA as net income, adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges and (5) non-cash change in fair value of derivative instruments.

Our Adjusted EBITDA measure provides additional information which may be used to better understand our operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under generally accepted accounting principles and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Three months ended March 31,
(Dollars in thousands)	2007	2008
Net income (loss)	$(5,354)	$(2,967)
Interest expense	20,677	21,520
Income tax expense (benefit)	(3,371)	(1,875)
Depreciation, depletion, and amortization	19,714	23,892
Unrealized (gain) loss on ineffective portion of hedges	8,119	14,862
Non-cash change in fair value of derivative instruments	(48)	6,126

Adjusted EBITDA	$39,737	$61,558

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.
Date: May 15, 2008	By:	/s/ Joseph O. Evans
Joseph O. Evans Chief Financial Officer and Executive Vice President